Exhibit 99.1

PMC-Sierra Completes Acquisition of Adaptec Channel Storage Business

SANTA CLARA, Calif.--(BUSINESS WIRE)--June 8, 2010--PMC-Sierra, Inc. (Nasdaq:PMCS), the premier Internet infrastructure semiconductor solution provider, today announced it has completed the acquisition of the channel storage business from Adaptec, Inc. (Nasdaq:ADPT). The channel storage business includes Adaptec’s RAID storage product line, the Adaptec® brand, a well-established global value added reseller customer base, board logistics capabilities, and leading SSD cache performance solutions. In accordance with the terms of the transaction announced May 10, 2010, PMC-Sierra paid approximately $34 million in cash for the acquisition and assumed certain liabilities related to the business.

PMC-Sierra expects the acquisition will strengthen the Company’s existing enterprise storage business by accelerating access to channel customers. Adaptec is the second largest supplier of x86 RAID products through the channel.

“With the closing of this acquisition, PMC-Sierra now has an established channel storage business and a highly skilled team to address the needs of this segment of the enterprise RAID storage market,” said Greg Lang, PMC-Sierra’s president and CEO.

Safe Harbor Statement

This press release contains certain forward-looking statements that are subject to risks and uncertainties such as the expected benefits of the transaction and the Company’s plans for the acquired business. Actual results may differ from these projections. The potential risks and uncertainties include, among others, the integration risks associated with the proposed transaction, loss of customers or employees, the risk that the transaction may not be consummated and other risks associated with the Company’s business. The Company’s SEC filings describe more fully the risks associated with the Company’s business including PMC-Sierra’s limited revenue visibility due to variable customer demands, market segment growth or decline, orders with short delivery lead times, customer concentration, and other items such as foreign exchange rates. The Company does not undertake any obligation to update the forward-looking statements.

About PMC-Sierra

PMC-Sierra®, the premier Internet infrastructure semiconductor solution provider, offers its customers technical and sales support worldwide through a network of offices in North America, Europe, Israel and Asia. PMC-Sierra provides semiconductor solutions for Enterprise Storage, Wide Area Network Infrastructure, Fiber To The Home, and Laser Printer markets. The Company is publicly traded on the NASDAQ Stock Market under the PMCS symbol. For more information, visit www.pmc-sierra.com.

© Copyright PMC-Sierra, Inc. 2010. All rights reserved. PMC, PMC-SIERRA and Adaptec are registered trademarks of PMC-Sierra, Inc. in the United States and other countries. Other product and company names mentioned herein may be trademarks of their respective owners.

CONTACT:
PMC-Sierra, Inc.
David Climie, VP Marketing Communications, 1 408-988-8276
or
Susan Shaw, Sr Manager, Communications, 1 408-988-8515